UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2012

EFT HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53730	20-1211204
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17800 Castleton Street

Suite 300

City of Industry, CA 91748
(Address of principal executive offices, including zip code)

(626) 581 3335

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2012, Jerry B. Lewin resigned as a member of the board of directors (the “Board”) of EFT Holdings, Inc. (the “Company”), effective as of that date. In addition to his duties as a director of the Company, Mr. Lewin was also a member of the audit committee of the Board. A copy of Mr. Lewin’s resignation letter is attached to this Current Report on Form 8-K.

Mr. Lewin’s resignation resulted from Mr. Lewin’s concern about the general status of the Company’s market, the lack of sales during the second quarter of fiscal 2013, on which Mr. Lewin believed that management needed to be more focused and take a more sizeable role in producing results, as well as several occasions in the past where management has not advised the Board on purchases made by the Company prior to making such purchases. In addition, due to the impact of Hurricane Sandy on Mr. Lewin, he can no longer devote the necessary time to directing the affairs of the Company in the way that it deserves.  Thus, given the totality of the Company’s current circumstances and the need for Mr. Lewin to devote a significant portion of his time at present to addressing the effects of the hurricane, he has resigned from the Board.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

16.1	Letter of Jerry B. Lewin, dated November 20, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFT Holdings, Inc.
(Registrant)

Date: November 28, 2012	By:	/s/ William E. Sluss
William E. Sluss Chief Financial Officer

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